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                                     BILL OF SALE




         THIS BILL OF SALE is made as of June ___, 1997, by Hollywood Digital Limited Partnership, a Delaware limited partnership ("Seller"), in favor of Todd-AO HD, Inc., a California corporation ("Purchaser").

         WHEREAS, Seller and Purchaser entered into an Agreement for the Purchase and Sale of Assets, dated as of June 18, 1997 (the "Purchase Agreement"), pursuant to which Seller and Purchaser agreed that Seller would sell and Purchaser would purchase all of the business and assets of Seller (the "Assets"), all in accordance with and subject to the terms and conditions set forth in the Purchase Agreement.

         NOW, THEREFORE, in consideration of the payment by Purchaser of the purchase price set forth in the Purchase Agreement and in further consideration of the mutual covenants and agreements contained in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms of the Purchase Agreement, Seller hereby sells, assigns, transfers and conveys to Purchaser, free and clear of all debts, liens, security interests, mortgages, trusts, claims, liabilities and encumbrances except as set forth in the Purchase Agreement, all of Seller's right, title and interest in and to the assets, real, personal and mixed, tangible and intangible (including the Assets as a going concern), owned by Seller and relating to the conduct of the Assets including all such property acquired by Seller between the date of the Purchase Agreement and the date hereof, including, but not limited to, all of Seller's right, title and interest in and to the following:

         (a) the licenses, permits and other authorizations, to the extent legally transferable, issued to Seller by any governmental authority and used in the conduct of the Assets, together with any additions thereto (including renewals or modifications of such licenses, permits and authorizations and applications therefor) between the date of the Purchase Agreement and the date hereof;

         (b) all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and other tangible personal property of every kind and description, owned or leased by


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Seller and used in the conduct of the Assets, together with any replacements thereof and additions thereto made between the date of the Purchase Agreement and the date hereof;

         (c) the logos, trademarks, trade and service names, service marks, fictitious business names, copyrights, including registrations and applications for registration of any of them, formats, concepts, characters, jingles, slogans, licenses, permits, customer lists, telephone numbers and listings, operating procedures and privileges owned or held by Seller and used in the conduct of the Assets, together with any additions thereto between the date of the Purchase Agreement and the date hereof, and such right, title and interest in and to use of the name "Hollywood Digital" as Seller may have;

         (d) all files, records, books of account, computer programs and software and logs relating exclusively to the operation of the Assets and in the possession of Seller, including, without limitation, originals and all copies of payable records, receivable records, invoices, statements, technical information and engineering data, sales correspondence, credit and sales reports and executed copies of all written contracts to be assigned under the Purchase Agreement; and

         (e) manufacturers' and vendors' warranties relating to items included in the Assets and all similar rights against third parties relating to items included in the Assets to the extent contractually assignable.

         This Bill of Sale is intended to evidence the consummation of the transactions contemplated by the Purchase Agreement. With respect to the rights, title and interest, and the liabilities, obligations and commitments assigned and assumed pursuant to this Bill of Sale, the parties shall each indemnify, defend and hold the other harmless in the manner and to the same extent set forth in the Purchase Agreement. This Bill of Sale is made without representation or warranty except as provided in and by the Purchase Agreement. This Bill of Sale is in all respects subject to the provisions of the Purchase Agreement and is not intended in any way to amend, supersede, limit or qualify any provision of the Purchase Agreement.

         IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed and delivered effective as of the date first written above.


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                             HOLLYWOOD DIGITAL LIMITED PARTNERSHIP

                             By:  HOLLYWOOD DIGITAL, INC.
                                  its general partner



                                  By: ____________________________
                                  Its: ___________________________